Exhibit 99.1 – Press Release

FOR IMMEDIATE RELEASE

Morse Appointed Chief Financial Officer of Yahoo!

SUNNYVALE, Calif., June 11, 2009 – Yahoo! Inc. (Nasdaq: YHOO) announced today that the Board of Directors has appointed Tim Morse as chief financial officer. Reporting directly to Carol Bartz, the chief executive officer of Yahoo!, Morse will be responsible for the company’s finance, investor relations, and mergers and acquisitions groups. He will commence employment on June 17, 2009 and will assume the responsibilities of CFO on July 1, 2009.

“Tim has a proven ability to translate strategy into structure, process, and execution, and I am delighted that he will be joining my leadership team to help drive Yahoo!’s growth,” said Bartz. “With his passion for operational finance, global experience, and expertise simplifying complex organizations and managing growth, Tim is a natural fit for Yahoo!.”

Morse has financial experience in both large and small organizations, managing in complex, fast-paced environments and establishing scalable, cost-effective processes and controls. Prior to joining Yahoo!, he was the CFO of Altera Corporation, a semiconductor company specializing in programmable logic devices for communications, industrial, and consumer applications. Morse previously served as the CFO and general manager of business development for General Electric Plastics. A 15 year veteran of GE, he also held a variety of positions at GE Plastics, GE Appliances and GE Capital in North America, Europe and Asia.

“Yahoo! is an amazing brand with a unique combination of assets, and I am extremely excited to be joining a finance team with a deep commitment to financial excellence and fiscal discipline,” said Morse. “I look forward to working with the entire leadership team to continue to focus on driving results and creating value for our shareholders.”

Morse holds a bachelor’s degree in finance and operations and strategic management from the Boston College Carroll School of Management.

About Yahoo!

Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! is focused on powering its communities of users, advertisers, publishers, and developers by creating indispensable experiences built on trust. Yahoo! is headquartered in Sunnyvale, California. For more information, visit pressroom.yahoo.com.

Yahoo! Inc.

Kim Rubey, 408-349-8910 (Media Relations)

krubey@yahoo-inc.com

Cathy La Rocca, 408-349-5188 (Investor Relations)

cathy@yahoo-inc.com

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